Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

May 20, 2024

ClearSign Technologies Corporation

8023 East 63rd Place, Suite 101

Tulsa, Oklahoma 74133

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration by ClearSign Technologies Corporation, a Delaware corporation (the “Company”), of the resale of up to: (i) 2,249,763 shares (the “Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company; (ii) 3,155,642 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants,” and the shares of Common Stock issuable upon the exercise thereof, the “Pre-Funded Warrant Shares”) and (iii) 8,108,106 shares of Common Stock issuable upon the exercise of redeemable warrants (the “Private Warrants,” and the shares of Common Stock issuable upon the exercise thereof, the “Private Warrant Shares,” and the Private Warrants together with the Pre-Funded Warrants, the “Warrants,” and the Pre-Funded Warrant Shares together with the Private Warrant Shares, the “Warrant Shares”), to be offered and sold by the named selling stockholder or its permitted transferee (the “Selling Stockholder”) pursuant to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 20, 2024. The Shares and Warrants were issued in accordance with a Securities Purchase Agreement entered into by the Company and the Selling Stockholder, dated as of April 19, 2024, and subsequently amended on April 22, 2024 (as amended, the “Purchase Agreement”).

In connection with this opinion letter, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Bylaws of the Company; (ii) resolutions of the Company’s board of directors and a properly constituted and authorized committee thereof; (iii) the Registration Statement and the exhibits thereto; (iv) the Purchase Agreement; (v) the forms of Warrants; and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinions stated herein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the resale of the Shares and Warrant Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the State of New York and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1. The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2. The Warrants have been duly authorized and are valid and binding obligations of the Company.

3. The Pre-Funded Warrant Shares have been duly authorized and, when and if issued upon exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

4. The Private Warrant Shares have been duly authorized and, when and if issued upon (i) exercise of the Private Warrants in accordance with the terms of the Private Warrants, (ii) approval by the Company’s stockholders of the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 62,500,000 to 87,500,000 (the “Amendment”) and (iii) filing of the Amendment with the Delaware Secretary of State and the effectiveness thereof, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP